Exhibit 99

NSD BANCORP, INC. ANNOUNCES BOARD VICE CHAIRMAN APPOINTMENTS

AND HIRING OF EXECUTIVE VICE PRESIDENT

(Pittsburgh, PA)—NSD Bancorp, Inc. announced today that Gerald B. Hindy was appointed to its Board of Directors and to the Board of Directors of NorthSide Bank, its principal banking subsidiary. Mr. Hindy is a prominent Pittsburgh businessman with significant bank director experience. “We are delighted to welcome Gerry Hindy to NorthSide’s Board,” said Larry R. Gaus, Chairman of the Board. “As we strengthen the breadth and expertise of our Board we look forward to Gerry’s advice and counsel in building value for our shareholders.” Additionally, NSD Bancorp, Inc. announced that Mr. Hindy and Mr. William R. Baierl have been appointed Vice Chairmen of the Bank and holding company Boards. Mr. Baierl has been a member of the Board of Directors since 1977 and is the President and Chief Executive Officer of Baierl Chevrolet, Inc.

Separately, NSD Bancorp, Inc. announced today that Andrew W. Hasley would join the Bank as its Executive Vice President/Chief Operating Officer and as Vice President of NSD Bancorp, Inc. as of June 30, 2003. Mr. Hasley was previously the President and Chief Operating Officer for Pennsylvania Capital Bank. “His diverse experience across key areas of the financial institution industry make him a valuable addition to the Bank,” said Lloyd Gibson, the Bank’s President and CEO.

“It is a privilege to assume this role,” said Hasley. “I look forward to working with the NorthSide team to build a best-in-class business, second to none in the Pittsburgh area.”

NSD Bancorp, Inc. is the holding company for NorthSide Bank, which is a state-chartered, FDIC insured commercial bank with $524 million in assets as of March 31, 2003. The Pittsburgh-based community bank currently operates twelve branch offices serving the City of Pittsburgh and northern suburbs.